Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and

among

RELIANT PHARMACEUTICALS, INC.

GUARDIAN II ACQUISITION CORPORATION

and

OSCIENT PHARMACEUTICALS CORPORATION

Dated as of July 21, 2006

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

i

5.10	Product Liability	24

5.11	No Current Intention to Market Other Fenofibrate Monotherapy Product	24

5.12	Contracts	24

5.13	Financial Information	25

5.14	Absence of Certain Changes	25

5.15	Inventory	25

5.16	Principal Purchaser/Wholesalers	25

5.17	Disclaimer	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF OSCIENT AND PARENT		26

6.1	Oscient’s Representations and Warranties	26

6.2	Parent’s Representations and Warranties	27

ARTICLE VII COVENANTS; OTHER AGREEMENTS		28

7.1	Availability of Records	28

7.2	Certain Transitional Matters	28

7.3	Tax Matters; Bulk Sales	29

7.4	Pre-Closing Matters	30

(f)	Access to Premises and Information	31

7.5	HSR Filing, Approvals and Conditions; Further Assurances	32

7.6	Notifications	32

7.7	Product Returns	33

7.8	Pricing Contracts	33

7.9	Medicaid and Other State Rebates	34

7.10	Website Information	35

7.11	Regulatory Matters	35

7.12	Non-Solicitation	36

7.13	Non-Competes	36

7.14	Promotional Materials	37

7.15	Non-Assertion Covenants	37

7.16	Imports Into/Exports From Territory	37

7.17	Post-Closing Obligations Regarding Financial Information	38

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ii

ARTICLE VIII INDEMNIFICATION AND SURVIVAL		38

8.1	Indemnification by Reliant	38

8.2	Indemnification by Oscient	38

8.3	Notice of Claims	39

8.4	Limitations	40

8.5	Survival	40

8.6	Exclusive Remedy	41

8.7	Other Provisions	41

ARTICLE IX TERMINATION		42

9.1	Termination	42

9.2	Effect of Termination	42

ARTICLE X CONFIDENTIAL INFORMATION		43

10.1	Confidential Information	43

10.2	Confidentiality Obligations	43

10.3	Permitted Disclosure and Use	44

10.4	Notification	44

10.5	Confidentiality of this Agreement	44

10.6	Publicity; Filing of this Agreement	44

10.7	Survival	45

ARTICLE XI MISCELLANEOUS		45

11.1	Assignment	45

11.2	Expenses	45

11.3	Schedules	46

11.4	Severability	46

11.5	Entire Agreement	46

11.6	No Third Party Beneficiaries	46

11.7	Waivers and Amendments; Non Contractual Remedies; Preservation of Remedies	46

11.8	Governing Law	46

11.9	Consent to Jurisdiction; Venue	46

11.10	WAIVER OF JURY TRIAL	47

11.11	Available Remedies	47

11.12	Headings	47

11.13	Counterparts	47

11.14	Further Documents	47

11.15	Notices	48

11.16	Parent Guarantee of Payment and Performance	48

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

iii

Exhibits and Schedules

EXHIBITS

Exhibit A	Form of Assignment of Patent
Exhibit B	Form of Assignment of Trademark
Exhibit C	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit D-1	Form of Ethypharm Agreement Assignment
Exhibit D-2	Form of Ethypharm Agreement Sublicense
Exhibit E	Form of Inventory Trademark License
Exhibit F	Form of Packaging Agreement Assignment
Exhibit G	Form of Settlement Agreement Assignment
Exhibit 7.4(e)	Form of Proposed Ethypharm Amendment

SCHEDULES

Schedule 1.1A	Assigned Contracts and Orders
Schedule 1.1B	Bundled contracts
Schedule 1.1C	Inventory/Inventory Payment Amount
Schedule 1.1D	Product Domain Name
Schedule 1.1E	Product Patents
Schedule 1.1F	Promotional Materials
Schedule 1.1G	Registrations
Schedule 2.5(a)	Required Consents

Reliant Disclosure Schedule

Schedule 5.4	Title
Schedule 5.5(a)	Intellectual Property – Adverse Claims
Schedule 5.5(b)	Intellectual Property – Infringement
Schedule 5.5(d)	Intellectual Property – Registrations and Applications
Schedule 5.6	Litigation
Schedule 5.7	Consents
Schedule 5.9	Compliance with laws; Regulatory Matters
Schedule 5.12	Contracts
Schedule 5.13	Financial Information
Schedule 5.16	Principal Purchaser/Wholesalers

Schedule 6.1(g)	Oscient Bank Commitment Letter
Schedule 7.6	Wholesale Distributors to be Notified Post-Closing
Schedule 7.8	Pricing Contracts to be Terminated
Schedule 10.6	Form of Oscient Press Release

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 21, 2006, is entered into by and among Reliant Pharmaceuticals, Inc., a Delaware corporation (“Reliant”), Guardian II Acquisition Corporation, a Delaware corporation (“Oscient”), and Oscient Pharmaceuticals Corporation, a Massachusetts corporation (“Parent”), solely for the purposes of Sections 6.2, 7.13(b) and 11.16 herein. Each of Reliant and Oscient is sometimes referred to herein, individually, as a “Party” and, collectively as the “Parties.” All capitalized terms used herein shall have the meanings specified in Article I below or elsewhere in this Agreement, as applicable.

WITNESSETH:

WHEREAS, Reliant owns the Product and desires to transfer ownership of the Product and certain rights related to the development, manufacturing, marketing and sale of the Product (the “Product Line Operations”) to Oscient; and

WHEREAS, subject to the terms and conditions of this Agreement, Reliant wishes to sell certain Acquired Assets and assign the Assumed Liabilities to Oscient, and Oscient wishes to purchase the Acquired Assets from Reliant and assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:

“Accounts Receivable” means all accounts receivable (including any payments received with respect thereto on or after the Closing, unpaid interest accrued on any such accounts receivable and any security or collateral related thereto) arising from sales of the Product prior to the Closing, and all rights of collection, payment and performance associated therewith.

“Acquired Assets” is defined in Section 2.1.

“Acquisition Proposal” is defined in Section 7.4(c).

“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, as amended.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Additional Products” means any and all dosage forms, formulations, strengths, and types of pharmaceutical products, other than the Product (but including, without limitation, line extensions and improvements of the Product), whether branded or generic, regardless of indication, that contain a therapeutically active amount of fenofibrate, including, without limitation, any Combination Products; provided that Additional Products shall not include mere changes to Product presentations, such as new packages or bottle sizes or changes to existing packages or bottle sizes.

“Adverse Reaction Information” is defined in Section 7.11(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto.

“Assigned Contracts and Orders” means those contracts and purchase orders related to the Product and the Product Line Operations listed on Schedule 1.1A.

“Assigned Patent” means patent application [*] including related divisionals, continuations, continuations-in-part, substitutions, provisions, converted provisions, and continued prosecution applications.

“Assignment of Patent” means the Assignment of Patent, in substantially the form attached hereto as Exhibit A.

“Assignment of Trademark” means the Assignment of Trademark substantially in the form attached hereto as Exhibit B, with respect to the Product Trademark.

“Assumed Liabilities” is defined in Section 2.3.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit C.

“Bundled Contracts” means those contracts listed on Schedule 1.1B, pursuant to which Reliant is either (a) selling to third parties Product together with other products of Reliant not included in the Acquired Assets, including agreements between Reliant and group purchasing organizations and rebate agreements, or (b) receiving from third parties services related to the Product Line Operations together with services related to other businesses or products of Reliant.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law or executive order to close.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Chargebacks” is defined in Section 2.3(g).

“Closing” means the closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” is defined in Section 4.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Combination Product” shall mean any pharmaceutical composition in any dosage form containing fenofibrate in combination with a therapeutically active amount of any other pharmaceutical ingredient, including, without limitation, any * Compound.

“Confidential Information” is defined in Section 10.1.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 24, 2006, by and between Reliant and Parent.

“Disclosing Party” is defined in Section 10.1.

“Ethypharm” means Ethypharm S.A., a French corporation.

“Ethypharm Agreement” means the Development, License and Supply Agreement, dated as of May 7, 2001, by and between Reliant and Ethypharm S.A., as amended by the letter between Reliant and Ethypharm S.A., dated December 18, 2002, and as further amended by Amendment No. 1, dated as of May 24, 2005, and as may be further amended prior to Closing by the Ethypharm Amendment.

“Ethypharm Agreement Transfer Agreement” means either (i) if Reliant obtains a consent to the assignment of the Ethypharm Agreement to Oscient on or prior to the Closing, the Assignment and Assumption of Contract with respect to the Ethypharm Agreement substantially in the form attached hereto as Exhibit D-1, or (ii) if Reliant does not obtain a consent to the assignment of the Ethypharm Agreement on or prior to the Closing, the Sublicense Agreement substantially in the form attached hereto as Exhibit D-2.

“Ethypharm Amendment” is defined in Section 7.4(e).

“Excluded Assets” is defined in Section 2.2.

“Excluded Combination Product” shall mean any pharmaceutical composition in any dosage form containing a therapeutically active amount of fenofibrate in combination with any [*] Compound.

“Excluded Liabilities” is defined in Section 2.4.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Financial Information” is defined in Section 5.13.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” is defined in Section 11.16.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means Investigational New Drug Application No. 66,249.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VIII of this Agreement.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party under Article VIII of this Agreement.

“Intellectual Property” means the entire right, title and interest in and to proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from trademarks, service marks, logos, trade dress and all the goodwill related thereto, copyrights and patents, all whether registered or unregistered, and all applications and registrations therefore; domain names, know-how, confidential information, trade secrets, inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications, materials, data, results, formulae, designs, specifications, ideas, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials, and all actions and rights to sue at law or equity and recover damages for any past, present or future infringement of any of the foregoing.

“Inventory” means, as of the Closing Date, all inventories of finished Product (including samples and related Product Trade Dress), raw materials used to manufacture Product and Product work in process that in each case, (i) is owned by Reliant at Closing (ii) has been fully paid for by Reliant, (iii) conforms to the applicable specifications, and (iv) has at least two (2) years of remaining shelf life from July 31, 2006, as shall be set forth in Schedule 1.1C (such schedule to be updated by Reliant immediately prior to the Closing).

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Inventory Payment Amount” shall be equal to Reliant’s actual cost for the Inventory, as shall be set forth on Schedule 1.1C, which is subject to adjustment as provided in Section 3.1(b). Schedule 1.1C shall reasonable identify the Inventory and shall include the amount of each item of Inventory itemized by form (e.g., finished product, raw material or work in process), dosage, number of items, location and cost and any other descriptive information regarding the Inventory as reasonably requested by Oscient.

“Inventory Trademark License” means the Inventory Trademark License to be entered into by Reliant and Oscient in the form attached hereto as Exhibit E and providing for the limited license to Oscient to use the Reliant Brands solely in connection with the marketing and selling of the Product labeled with Reliant Brands in existence at the Closing.

“Knowledge” means the actual knowledge of the relevant personnel with primary responsibility for the matter in question on a day to day basis.

“Law” means each provision of any currently existing federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any binding judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” or “Liabilities” means any debts, liabilities or obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or undetermined.

“Losses” means all losses, expenses, Liabilities or other damages, including reasonable costs of investigation, interest, penalties and attorneys’ fees.

“Material Adverse Effect” means any change or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Acquired Assets or Product, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from (a) changes to general economic conditions or any occurrence or condition affecting the pharmaceutical industry generally, (b) war, hostilities, military actions or acts of terrorism, or (c) the announcement, disclosure or consummation of the transactions contemplated hereby and/or the Other Agreements.

“NDA” means the United States new drug application covering the Product (NDA# 21-695), including any supplements, amendments or modifications thereto, or divisions thereof, submitted to or required by the FDA, prior to the Closing Date.

“NDC Number” means the National Drug Code number applicable to the Product, which identifies the labeler (i.e., Reliant or Oscient), product, and trade package size.

“Net Sales” means the gross amounts invoiced by Oscient or its Affiliates (or their licensees or sublicensees) on all sales of Additional Products (including, but not limited to, hospital sales, mail orders, retail sales, and sales to federal or state governments, wholesalers, medical institutions, etc.), in the Territory, less the following deductions, determined in

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

accordance with GAAP as consistently applied by Oscient and its Affiliates in determining net product sales, to the extent included in the gross invoiced sales price of the Additional Product or otherwise paid or incurred by Oscient or its Affiliates (or their licensees or sublicensees) with respect to the sale of such Additional Product:

(i) normal and customary trade, cash and/or quantity discounts allowed and taken, and wholesaler fees paid, with respect to sales of such Additional Product;

(ii) amounts paid, repaid or credited by reason of defects, rejection, recalls, returns and allowances with respect to such Additional Product;

(iii) charges, discounts and amounts under Rebate Programs paid or accrued on sale or dispensing of the Product and/or such Additional Product;

(iv) retroactive price reductions that are actually allowed or granted; and

(v) all transportation charges, including freight, postage and insurance related directly to any Additional Products; provided, however, that, for any applicable period, the maximum amount of deductions described in this clause (v) shall not exceed more than * percent (*%) of total gross amounts invoiced by Oscient or its Affiliates (or their licensees or sublicensees) on all sales of any Additional Products for such period.

In the case of any sale of any Additional Product between or among Oscient and its Affiliates (and their licensees and sublicensees) for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a third party. In the case of any sale of any Additional Product or part thereof for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the consideration received.

“* Compound” means a composition consisting of or containing any [*] and/or any derivatives thereof (including, without limitation, the [*] active pharmaceutical ingredient described in [*] for [*] product).

“Oscient” is defined in the Preamble to this Agreement.

“Oscient Indemnified Parties” is defined in Section 8.1.

“Other Agreements” means, collectively, the Bill of Sale and Assignment and Assumption Agreement, the Ethypharm Agreement Transfer Agreement, the Assignment of Patent, the Assignment of Trademark, the Settlement Agreement Assignment, the Inventory Trademark License and the Packaging Agreement Assignment.

“Outside Date” as defined in Section 9.1(d).

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Packaging Agreement” means that certain Packaging Agreement between Reliant and Cardinal Health PTS, LLC, dated as of October 30, 2002, as amended.

“Packaging Agreement Assignment” means the partial Assignment and Assumption of Contract with respect to the Packaging Agreement, in substantially the form attached hereto as Exhibit F.

“Parent” is defined in the Preamble to this Agreement.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“PDM Act” means the Prescription Drug Marketing Act of 1987, as amended.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Pre-Closing Financial Statements” is defined in Section 7.17.

“Pricing Contract(s)” shall mean the pricing contracts listed on and attached hereto on Schedule 7.8.

“Product” means the dosage forms, formulations, strengths, package sizes and types of formulations of Antara® described in the NDA.

“Product Domain Name” means the domain name set forth on Schedule 1.1D and all associated portals and websites.

“Product Intellectual Property” means all Intellectual Property, owned or licensed by Reliant (i) used exclusively in connection with the development, marketing, distribution and packaging of the Product in the Territory as of the Closing Date, or (ii) necessary for the manufacture, importation and sale of the Product in the Territory as of the Closing Date; in each case, including, without limitation, the Product Trade Dress, the Product Patents, the Product Trademark, the Product Domain Name and all copyrights (registered or otherwise) related to the Promotional Materials, but excluding the Reliant Brands.

“Product Line Operations” is defined in the Recitals to this Agreement.

“Product Patents” means the patents and patent applications owned by, licensed to or otherwise held by Reliant, including, without limitation, the Assigned Patent and related divisionals, continuations, continuations-in-part, substitutions, provisions, converted provisions, and continued prosecution applications, which are used exclusively in connection with the development, importation, manufacture, packaging, marketing, distribution and sale of the Product in the Territory as of the Closing Date or with respect to which the sale of the Product would result in infringement thereof, in each case in the Territory, each as listed on Schedule 1.1E attached hereto.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Product Trade Dress” means the trade dress, package designs, labels, logos and associated artwork and all the goodwill related thereto owned by, licensed to or otherwise held by Reliant that are used exclusively in connection with the Product or the packaging therefore, but specifically excluding all Reliant Brands and all variations and derivatives of such Reliant Brands.

“Product Trademark” means the “Antara®” trademark and all the goodwill related thereto, as registered with the United States Patent and Trademark Office (registration no. 3101801), or any other trademark or service mark owned or controlled by Reliant in the Territory, consisting of the term “Antara”, whether registered or unregistered, and all common law rights, and all goodwill associated therewith.

“Promotional Materials” means the advertising, promotional, educational and media materials and sales training materials used in the Territory (including distribution and sales promotion information, market research studies, content contained on any websites owned by Reliant and toll-free telephone numbers) relating exclusively to the Product or the Acquired Assets, including those materials listed on Schedule 1.1F hereto.

“Purchase Price” is defined in Section 3.1(a)(i).

“Quarterly Payment Report” is defined in Section 3.1(c)(ii).

“Rebate Programs” is defined in Section 7.9(a).

“Receiving Party” is defined in Section 10.1.

“Registrations” means the IND and the NDA and any supplements thereto and any other regulatory approvals, licenses and applications, held by Reliant relating exclusively to the Product issued by Governmental Authorities in the Territory as listed on Schedule 1.1G.

“Reliant” is defined in the preamble to this Agreement.

“Reliant Brands” means the trademarks, housemarks, tradenames and trade dress owned or used by Reliant, whether or not registered, including, without limitation, the name “Reliant Pharmaceuticals” and any variants of any of the foregoing used in connection with the Product and which, following the Closing, shall exclude the Product Trademark and Product Trade Dress.

“Reliant Disclosure Schedule” is defined in the preamble to Article V.

“Reliant Indemnified Parties” is defined in Section 8.2.

“Reliant Prorated Liabilities” is defined in Section 3.2.

“Representatives” is defined in Section 10.1.

“Required Consents” is defined in Section 2.5(a).

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Restricted Company” is defined in Section 7.13(a).

“Royalty” is defined in Section 3.1(c)(i).

“SEC” is defined in Section 7.17.

“Security Interest” means any mortgage, pledge, security interest or encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Settlement” means the Settlement Agreement dated [*].

“Settlement Agreement Assignment” means the Assignment and Assumption Agreement with respect to the [*] in substantially the form attached hereto as Exhibit G.

“[*] Patents” means U.S. Patent Nos. [*]; [*]; [*]; [*]; and [*].

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by any Governmental Authority, including any interest, penalties or additions to tax attributable to such taxes.

“Territory” means (a) the United States of America, its territories and possessions, including, without limitation, Puerto Rico, and (b) the Caribbean (including without limitation The Bahamas).

“Third Party Payments” is defined in Section 3.1(c)(i).

“Transfer Taxes” is defined in Section 7.3(b).

“Unidentified Claims” is defined in Section 7.8.

1.2 Other Definitional Provisions.

(a) The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Reliant and Oscient acknowledge that each Party and their counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) The terms “dollars” and “$” shall mean United States dollars.

(f) The word “including” shall mean including without limitation and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing, Reliant shall, or shall cause its Affiliates to, sell, transfer, convey and assign to Oscient, and Oscient shall purchase and accept from Reliant or its Affiliates, all right, title, and interest of Reliant and its Affiliates in and to the following assets of Reliant or its Affiliates (collectively, the “Acquired Assets”), free and clear of all Security Interests:

(a) the Registrations (provided that Reliant shall be permitted to retain one copy of the Registrations for archival purposes);

(b) the Promotional Materials;

(c) the Product Intellectual Property (it being agreed and acknowledged that (i) Reliant does not have a license to, and the Acquired Assets do not include, any rights in respect of the [*] Patents outside the United States, its territories and possessions (other than the right to manufacture or have manufactured the Reliant Products (as defined in the Settlement Agreement) outside the United States, its territories and possessions solely for distribution and sale in the United States, its territories and possessions), and (ii) any Intellectual Property developed, created or discovered by or on behalf of Oscient after the Closing relating to any of the clinical development and methods of use of the Product, in any formulation or dosage form, and any Intellectual Property that is otherwise developed by Oscient after the Closing shall be owned solely by Oscient);

(d) the Assigned Contracts and Orders;

(e) the Inventory;

(f) any and all rights to develop, market and promote any Combination Product, other than Excluded Combination Products (it being agreed and acknowledged that, Reliant has no license from any third party (other than Ethypharm) regarding any Intellectual Property related to combination products or products other than the 43mg, 87 mg and 130 mg formulations that are the subject of NDA 21-695 as in effect on the date hereof);

(g) any claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to the Inventory;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(h) to the extent permitted by Law and in each case to the extent in Reliant’s possession or reasonably available to Reliant without the need to incur any undue expense, all books and records, including, without limitation, sales records, price lists and catalogues, call notes and call histories, supply records, customer lists and purchasing histories, inventory records and correspondence files, relating primarily or exclusively to the Product; provided, however, that Reliant or its Affiliates may retain a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes; provided, further, that the Acquired Assets shall not include either the Pricing Contracts (or any information contained therein) or the Bundled Contracts;

(i) the rights under the Settlement Agreement transferred to Oscient pursuant to the Assignment of Settlement Agreement; and

(j) the rights of Reliant under the Ethypharm Agreement transferred to Oscient pursuant to the Ethypharm Agreement Transfer Agreement.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, except as set forth below, the Acquired Assets shall not include any assets, properties, rights or interests, whether or not relating to the Product, other than those specifically listed or described in Section 2.1 and, without limiting the generality of the foregoing, the Acquired Assets shall expressly exclude the following assets of Reliant and its Affiliates (collectively, the “Excluded Assets”):

(a) all rights of Reliant and its Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b) all rights, title and interest of Reliant and its Affiliates in and to the Product outside of the Territory (including the right to receive any royalties or similar payments from Ethypharm in respect thereof), except for those rights, title and interests transferred to Oscient pursuant to the Ethypharm Agreement Transfer Agreement and the Assignment of Settlement Agreement;

(c) all rights of Reliant and its Affiliates related to any Excluded Combination Product (it being agreed that any such rights transferred to Oscient pursuant to the Ethypharm Transfer Agreement shall, pursuant to the terms of such agreement, be granted back, licensed or sublicensed to Reliant such that Reliant retains exclusive (even as to Oscient) rights therein);

(d) all rights of enforcement, indemnification and similar matters under the Assigned Contracts and Orders related to any periods prior to Closing;

(e) all rights of Reliant and its Affiliates in and to any Intellectual Property, whether now existing or hereafter developed or acquired (including the Reliant Brands) other than the Product Intellectual Property;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(f) all rights of Reliant and its Affiliates in and to the Packaging Agreement except as otherwise assigned to Oscient pursuant to the Packaging Agreement Assignment;

(g) all Accounts Receivable;

(h) all cash (including, without limitation, cash on hand and cash in transit), cash equivalents, bank deposits, marketable securities and any advances, pre-payments, deposits or holdbacks under any contracts related to the Product;

(i) except to the extent included in the Acquired Assets, all books, documents, records and files (i) prepared in connection with or relating to the transactions contemplated by this Agreement, including, without limitation, confidentiality agreements with, and bids received from, other parties and strategic, financial or Tax analyses relating to the divestiture of the Acquired Assets, the Assumed Liabilities and the Product, (ii) maintained by Reliant or its Affiliates and/or its representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements, or (iii) that constitute attorney work product, attorney-client communications and other items protected by privilege; provided, however, that Oscient receive a copy of any such records described under clause (ii) solely to the extent related to the Product as necessary for Tax, accounting, litigation or other reasonable business purposes;

(j) all rights to refunds of Taxes paid through the Closing Date;

(k) all insurance policies and claims thereunder and any claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to the Product manufactured by or on behalf of Reliant or its Affiliates other than relating to the Inventory; and

(l) all assets, tangible or intangible, wherever situated, not expressly included in the Acquired Assets.

2.3 Assumed Liabilities. On the Closing Date, Oscient shall assume, and shall pay and perform and discharge (or cause to be paid, performed and discharged) when due, the following Liabilities of Reliant and its Affiliates related to the Product, the Acquired Assets, the Product Intellectual Property and/or the Product Line Operations, but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities to be paid, performed or discharged under the Assigned Contracts and Orders arising on or after the Closing Date, including, without limitation, under the purchase orders issued by Reliant under the Assigned Contracts and Orders not yet paid-for, delivered or provided as of the Closing Date, and all purchase orders from customers for Product not yet paid-for, delivered or provided as of the Closing Date, and excluding such Liabilities that were otherwise required to have been paid, performed or discharged prior to the Closing Date or relate to goods received by, or services provided to, Reliant, prior to the Closing Date;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) all Liabilities of Reliant and its Affiliates under the Packaging Agreement arising on or after the Closing Date and assumed by Oscient pursuant to the Packaging Agreement Assignment, excluding such Liabilities that were otherwise required to have been paid, performed or discharged prior to the Closing Date under the Packaging Agreement;

(c) all Liabilities of Reliant and its Affiliates under the Ethypharm Agreement arising on or after the Closing Date and assumed by Oscient pursuant to the Ethypharm Agreement Transfer Agreement, excluding such Liabilities that were otherwise required to have been paid, performed or discharged under the Ethypharm Agreement prior to the Closing Date or relate to goods received by, or services provided to, Reliant prior to the Closing Date; provided, however, that for the avoidance of doubt, the Parties agree and acknowledge that any milestone payment that becomes due and payable after the Closing Date under the Ethypharm Agreement shall be the responsibility and sole obligation of Oscient and shall not constitute a Reliant Prorated Liability;

(d) all Liabilities of Reliant and its Affiliates under the Settlement first arising after the Closing Date and assumed by Oscient under the Settlement Agreement Assignment;

(e) all Taxes that are the responsibility of Oscient pursuant to Section 3.4 and Section 7.3 of this Agreement and all Taxes relating to the Acquired Assets, the Product and/or the Product Line Operations attributable to any period or partial period beginning on or after the Closing Date;

(f) all Losses arising out of claims of third parties due to the use or sale of any Product (whether or not defective) sold on and after the Closing Date by or on behalf of any Oscient or any of its Affiliates and all Losses arising out of claims of third parties due to or relating to any voluntary or involuntary recall of the Product sold on or after the Closing Date;

(g) subject to Section 2.4, Section 7.8 and Section 7.9, all (i) rebates claimed or accrued by or under any Rebate Programs relating to Product dispensed pursuant to a prescription after the Closing, and (ii) all charges and discounts relating to group purchasing organizations, buying groups, pharmaceutical benefit management organizations, managed care organizations and rebate programs (other than the Rebate Programs), including wholesaler and chain pharmacy discounts, and indigent patient programs and patient discount programs relating to Product dispensed pursuant to prescriptions after the Closing (“Chargebacks”);

(h) subject to Section 2.3 and Section 7.7, all obligations for replacements of, or refunds for Product, whether or not bearing Reliant’s name, on or after the Closing Date; and

(i) all of Oscient’s Prorated Liabilities.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Oscient nor any of Oscient’s Affiliates will assume, nor will they become responsible for, any Liability set forth hereafter (collectively, the “Excluded Liabilities”):

(a) all Liabilities of Reliant and Reliant’s Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) all Liabilities required to be performed by Reliant under the Assigned Contracts and Orders prior to the Closing Date and any Liability for Reliant’s failure to so perform such Liabilities;

(c) all Liabilities of Reliant under the Packaging Agreement not assumed by Oscient pursuant to the Packaging Agreement Assignment;

(d) all Liabilities of Reliant required to be performed by Reliant under the Settlement to the extent not assigned to Oscient;

(e) all Liabilities of Reliant required to be performed by Reliant under the Ethypharm Agreement to the extent not transferred to Oscient pursuant to Section 2.3(c);

(f) all Losses arising out of claims of third parties due to the marketing, promotion, use or sale of any Product (whether or not defective) sold prior to the Closing Date by Reliant and all Losses arising out of claims of third parties due to or relating to any voluntary or involuntary recall of the Product sold prior to the Closing Date by Reliant;

(g) all of Reliant Prorated Liabilities;

(h) subject to Section 2.3 and Section 7.9, all rebates claimed or accrued by or under any Rebate Programs and Chargebacks received for Product prior to the Closing Date; and

(i) subject to Section 2.3 and Section 7.7, all obligations for replacements of, or refunds for Product distributed or sold by Reliant prior to the Closing Date.

2.5 Consent of Third Parties.

(a) Assigned Contracts and Orders. On the Closing Date, Reliant shall assign to Oscient, and Oscient will assume, the Assigned Contracts and Orders to the extent provided in this Agreement and the Other Agreements. Schedule 2.5(a) provides a list of third party consents that Reliant must obtain prior to Closing (“Required Consents”). With respect to all consents other than the Required Consents, to the extent that the assignment of all or any portion of any of the Assigned Contracts and Orders shall require the consent of the other party thereto or any other third party that has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign any such Assigned Contract or Order if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide Oscient the full realization and value of the Assigned Contracts and Orders of the character described in the immediately preceding sentence (i) at the Closing, Oscient and Reliant shall agree on a list of those Assigned Contracts and Orders, if any, that still require consent; and (ii) until all such consents are obtained or all such Assigned Contracts and Orders expire or are terminated, Reliant and Oscient shall cooperate, in all commercially

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

reasonable respects, to provide to Oscient the benefits under the Assigned Contracts and Orders (with Oscient entitled to all the gains and responsible for all the losses, Taxes and/or Liabilities thereunder), subject to all burdens and Liabilities thereunder, provided that neither Party shall be required to make any payments or agree to any material undertakings in connection therewith. Oscient shall perform and comply with, at Oscient’s cost, all of Reliant’s obligations under the Assigned Contracts and Orders. Oscient agrees that, except as expressly provided in this Agreement, neither Reliant nor any of its Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents (including the Required Consents) required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any contract, agreement, commitment, license or right, as a result thereof. Oscient further agrees that no covenant of Reliant contained herein shall be breached or deemed breached, no condition to Oscient’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any consent under the Assigned Contracts and Orders other than the Required Consents.

(b) Bundled Contracts. The Parties recognize and agree that the Bundled Contracts cover both the Product and other products of Reliant and that the Bundled Contracts are not being assigned to Oscient under this Agreement. For a period not to exceed sixty (60) days following the Closing, Reliant shall diligently assist Oscient in the transition of the Product onto replacement contracts with Oscient by making introductions to the appropriate counterparties and notifying such counterparties of Oscient’s acquisition of the Product pursuant to customary termination letters. Reliant shall use commercially reasonable efforts to terminate as promptly as reasonably possible the Bundled Contracts solely to the extent that such contracts relate to the Product.

2.6 Retention of Certain Rights By Reliant; Grant-Back License by Oscient. The Parties agree and acknowledge that, as between Reliant and Oscient, Reliant retains all rights to (i) develop and commercialize the Product outside of the Territory (other than rights transferred to Oscient pursuant to the Ethypharm Agreement Transfer Agreement, if applicable), and (ii) to develop and commercialize the Excluded Combination Product within and/or outside of the Territory (other than the right to manufacture or have manufactured the Reliant Products (as defined in the Settlement Agreement) outside the United States, its territories and possessions solely for distribution and sale in the United States, its territories and possessions in accordance with the terms and conditions of the Settlement Agreement). In connection therewith, Oscient hereby grants to Reliant (or, at Reliant’s request, Reliant’s third part designee):

(a) an exclusive right and license under the Product Intellectual Property (other than the Product Trademark, the Product Trade Dress, Product Domain Names and copyrights (registered or otherwise) contained in the Promotional Materials) solely to research, develop, obtain regulatory approval for, make, have made, use, commercialize, offer for sale, sell or import/export (i) the Product (as it is currently being sold prior to Closing by Reliant within the Territory) in and to any and all locations outside of the Territory (other than the right to manufacture or have manufactured the Reliant Products (as defined in and in accordance with the Settlement Agreement) outside the United States, its territories and possessions solely for distribution and sale in the United States, its territories and possessions in accordance with the

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

terms and conditions of the Settlement Agreement); and (ii) the Excluded Combination Product in and to any and all locations within and outside of the Territory;

(b) a non-exclusive right and license under the Product Intellectual Property (other than the Product Trademark, the Product Trade Dress, Product Domain Names and copyrights (registered or otherwise) containing the Promotional Materials) to make and have made within the Territory solely for importation, commercialization and sale by Reliant, its Affiliates (and their licensees and sublicensees) outside of the Territory, the Product (as it is currently being sold prior to Closing by Reliant within the Territory);

(c) any and all rights of reference, access and such similar rights and licenses as may be required for Reliant to reference, incorporate or otherwise rely upon (A) any clinical data related to the Product as of the Closing and (B) the Registrations (including any data and information contained therein ) as the same may exist at, and at any time following, the Closing, in each case as may be necessary or desirable for Reliant (i) to secure a label amendment for its Omacor product, (ii) to research, develop, obtain regulatory approval for, make, have made, use, commercialize, offer for sale, sell or import/export any Excluded Combination Product; or (iii) to research, develop, obtain regulatory approval for, make, have made, use, commercialize, offer for sale, sell or import/export the Product (as it is currently being sold prior to Closing by Reliant within the Territory) outside of the Territory.

Nothing herein gives Reliant a right to advertise, market, or otherwise actively solicit orders for the Product from customers located within the Territory or to sell Product to such customers. Reliant agrees not to sell and agrees to include in its agreements with licensees, sublicensees and other agents that they will not sell, the Product for export back into the Territory. Reliant agrees not to sell to any party it reasonably believes is purchasing the Product for export back into the Territory. In addition, the Parties shall discuss opportunities for Reliant to specifically reference the Product Trademark as part of Reliant’s marketing of the indicated use of Omacor (or the Excluded Combination Product or any other product containing any * Compound marketed by Reliant) in conjunction with fenofibrate. Notwithstanding anything to the contrary in this Agreement, unless otherwise provided in a separate Agreement, neither Reliant nor any of its Affiliates shall have any right to use and shall not use the Product Trademark or the name “Antara” in any form or any derivate thereof in the Territory.

ARTICLE III

CONSIDERATION; ALLOCATION; PRORATIONS; DEFERRED

INVENTORY PAYMENT AND OTHER AGREEMENTS

3.1 Consideration.

(a) Payments At Closing. In consideration of the sale, assignment, conveyance, sublicense and delivery of the Acquired Assets under Article II, Oscient shall assume the Assumed Liabilities and pay to Reliant the following:

(i) Seventy-Eight Million Dollars ($78,000,000) (the “Purchase Price”); plus

(ii) the Inventory Payment Amount.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Inventory Payment Amount Adjustment. Oscient will have ten (10) days after the Closing Date to review the Inventory and to provide Reliant with a notice of any adjustments that Oscient believes need to be made to the Inventory Payment Amount to reflect the actual amount of Inventory delivered at Closing. Oscient and Reliant agree to cooperate in good faith to resolve any differences raised by Oscient’s notice within ten (10) days thereafter and agree that Reliant’s historic cost methodology (as reviewed with Oscient prior to the date hereof) shall be used to value the Inventory. Should the Parties agree that an adjustment to the Inventory Payment Amount shall be made, the paying Party shall promptly make a payment representing such adjustment to the other Party.

(c) Royalties on Net Sales of Additional Products.

(i) Following the Closing, Oscient shall pay to Reliant a royalty in an amount equal to [*] percent ([*]%) of Net Sales of any Additional Products in accordance with the provisions of this Section 3.1(c) (the “Royalty”); provided, however, that, in the event that Oscient is required to make royalty payments to one or more third parties (“Third Party Payments”) as consideration for a license to an issued patent or patents, in the absence of which the Additional Product could not legally be used or sold in the Territory, then Oscient shall have the right to reduce the Royalty by [*] percent ([*]%) of such Third Party Payments. Notwithstanding the foregoing, such reductions shall in no event reduce the Royalty to less than [*] percent ([*]%) of Net Sales. This Section 3.1(c) shall survive in full force and effect with respect to each Additional Product, on a product-by-product basis, until the later of (A) such time as such Additional Product, regardless of indication, would not infringe a valid claim of the Product Patents without regard to the license and assignment in this Agreement; and (B) [*] ([*]) years from the first commercial sale in the Territory of such Additional Product.

(ii) Oscient shall, within sixty (60) days after the end of each calendar quarter (or portion thereof) following first sale of any Additional Product in the Territory, provide to Reliant a report setting forth the total Net Sales of the Additional Products in the Territory, the “gross to net” adjustments, and the royalty payments due hereunder for the preceding calendar quarter (including, in each case, a reasonable description of the underlying calculations or support for such amounts, as applicable) (each, a “Quarterly Payment Report”), and Oscient shall pay to Reliant any Royalties due hereunder by wire transfer of immediately available funds within sixty (60) days after the end of each calendar quarter. Oscient shall keep, and shall cause each of its or any of its Affiliates, partners and licensees/sublicensees to keep, true and accurate books of account and shall keep and maintain such records and documents as are reasonably necessary for Reliant to determine the royalties due under this Agreement. For any period in which Oscient is obligated to make a Royalty payment pursuant to this Section 3.1(c), plus two (2) years thereafter, Reliant, through an independent certified public accountant of Reliant’s choice and reasonably acceptable to Oscient (it being agreed that Reliant’s then current corporate auditor is acceptable to Oscient), shall have the right to audit and validate Oscient’s Quarterly Payment Reports as well

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

as the information contained in such reports; provided, however, that, unless the prior audit resulted in an adjustment in Reliant’s favor, Reliant may not exercise such audit right more frequently than one (1) time in any twelve (12) month period. Any audit under this Section 3.1(c) shall be conducted during normal business hours, upon reasonable advance notice and in a manner that does not cause unreasonable disruption to the conduct of business of Oscient, and Reliant’s accountants will be advised on the confidentiality obligations of this Agreement and keep confidential any information obtained during such audit. If the Parties agree that the amount owed by Oscient was underpaid, Oscient shall pay any additional undisputed amount owed and all accrued interest thereon (calculated at the lower of (A) the then “prime rate” as reported in The Wall Street Journal plus [*] percent ([*]%) and (B) the highest rate allowable under applicable Law) to Reliant within five (5) Business Days after Oscient’s receipt of notice of such underpayment. If the amount underpaid was in excess of five percent (5%) of the amount owed, the reasonable fees for such audit shall also be paid by Oscient within five (5) Business Days after its receipt of notice of same; in all other circumstances, the cost of such audit will be borne by Reliant. If Oscient overpaid any amounts, Reliant shall pay such overpaid amount to Oscient within five (5) business days of the completion of such audit.

3.2 Prorations. Reliant and Oscient agree that all of the following items relating to the Acquired Assets will be prorated as of the Closing Date with Reliant liable to the extent such items relate to any time period up to and including the Closing Date (the “Reliant Prorated Liabilities”) and Oscient liable to the extent such items relate to periods on and after the Closing Date: (a) personal property Taxes (or other similar Taxes), if any, attributable to the Product or the Acquired Assets; and (b) fees, costs, rents, Taxes, royalties and other payment obligations payable by Reliant or Reliant’s Affiliates under any of the Assigned Contracts and Orders, to be assigned to or assumed by Oscient hereunder or for which Oscient is entitled to enjoy the practical benefits pursuant to Section 2.5. Reliant agrees to furnish Oscient with such documents and other records as Oscient reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.2.

3.3 Other Agreements. The Parties hereby covenant and agree to execute the Other Agreements simultaneously with the execution of this Agreement.

ARTICLE IV

CLOSING; CONDITIONS TO CLOSING

4.1 Closing. The Closing shall take place at the offices of Reliant at 10:00 a.m. (Eastern Time) on the second Business Day following the satisfaction or waiver of the conditions precedent specified in this Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date”. The Parties to this Agreement will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents,

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and do, or cause to be done, all of the things respectively required of each Party as specified in Sections 4.2(a) and 4.2(b).

4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof, including, without limitation, the provisions of Section 4.3 and Section 4.4:

(a) Reliant’s Actions and Deliveries. Reliant shall:

(i) subject to Section 2.5, transfer and convey, or cause to be transferred and conveyed, to Oscient all of the Acquired Assets, including the Assigned Contracts and Orders;

(ii) execute and deliver to Oscient all of the Other Agreements to which Reliant is a party;

(iii) deliver to Oscient a letter from Reliant to the FDA, duly executed by Reliant, transferring the rights to the appropriate Registrations to Oscient, in a form reasonably satisfactory to Oscient;

(iv) transfer and convey, or cause to be transferred and conveyed, to Oscient the Inventory, which Reliant shall deliver to Oscient, EXW (INCOTERMS 2000) at Reliant’s distribution facility in Groveport, Ohio, which Inventory shall be picked up by or on behalf of Oscient during regular business hours at such location as soon as reasonably practicable after the Closing Date, but in no event more than fifteen (15) days thereafter (it being agreed that nothing in this Section 4.2(a)(iv) shall be deemed to restrict or limit either Party’s rights or obligations under Section 7.2(c));

(v) deliver to Oscient such other documents and instruments as may be reasonably necessary to effect or evidence the transactions contemplated by this Agreement and by the Other Agreements; and

(vi) execute and deliver to Oscient UCC-3 termination statements and any other documents necessary to terminate any Security Interest on any of the Acquired Assets.

(b) Oscient’s Actions and Deliveries. Oscient shall:

(i) deliver to Reliant payment, by wire transfer of immediately available funds to a bank account designated by Reliant, all payments due under Section 3.1(a);

(ii) execute and deliver to Reliant all of the Other Agreements to which Oscient is a party;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(iii) deliver to Reliant a letter from Oscient to the FDA duly executed by Oscient, assuming responsibility for Registrations from Reliant, in a form reasonably satisfactory to Reliant

(iv) deliver to Reliant a resale certificate for the Inventory as contemplated by Section 7.3(c); and

(v) deliver to Reliant such other documents and instruments as may be reasonably necessary to effect or evidence the transactions contemplated by this Agreement and the Other Agreements.

4.3 Conditions to the Obligations of Oscient. The obligation of Oscient to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of (or waiver in writing by Oscient) of the following conditions precedent:

(a) Performance of Agreements and Covenants. All agreements and conditions to be performed and complied with by Reliant hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Reliant in all material respects.

(b) Representations and Warranties True. The representations and warranties of Reliant contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Reliant contained in this Agreement shall be true and correct in all material respects, in each such case on and as of the date of this Agreement, and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c) Reliant’s Actions and Deliveries. Reliant shall have taken all actions and delivered to Oscient all documents as required under Section 4.2(a).

(d) Required Consents. The Required Consents shall have been obtained.

(e) HSR. All applicable waiting periods under the HSR Act shall have expired or otherwise terminated.

(f) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(g) Absence of Litigation/Court Order. No material litigation related to the Product or the Acquired Assets shall have commenced which would reasonably be expected to impair Oscient’s title to the Acquired Assets or preclude Oscient from consummating the transactions contemplated hereby, and no action or proceeding by any Governmental Authority having jurisdiction over the matter or other Person shall have been instituted, and no applicable Law shall have been enacted or come into effect, after the date hereof, which enjoins, restrains, or prohibits, or which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(h) No Liens. All Persons having Security Interests in any of the Acquired Assets shall have released such Security Interests, and Reliant shall provide to Oscient evidence of such releases reasonably acceptable to Oscient.

4.4 Conditions to the Obligations of Reliant. The obligation of Reliant to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Reliant) of the following conditions precedent:

(a) Performance of Agreements and Covenants. All agreements and conditions to be performed and complied with by Oscient and Parent in this Agreement or the Other Agreements on or prior to the Closing Date shall have been duly performed and satisfied by Oscient and Parent in all material respects.

(b) Representations and Warranties True. The representations and warranties of Oscient and Parent contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Oscient and Parent contained in this Agreement shall be true and correct in all material respects, in each such case on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c) Oscient’s Actions and Deliveries. Oscient shall have taken all actions and delivered to Reliant all documents as required under Section 4.2(b).

(d) Required Consents. The Required Consents shall have been obtained.

(e) HSR. All applicable waiting periods under the HSR Act shall have expired or otherwise terminated.

(f) No Court Order. No action or proceeding by any Governmental Authority having jurisdiction over the matter or other Person shall have been instituted, and no applicable Law shall have been enacted or come into effect, after the date hereof, which enjoins, restrains, or prohibits, or which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RELIANT

Except as set forth on the disclosure schedules delivered by Reliant to Oscient in connection with the execution of this Agreement (the “Reliant Disclosure Schedule”) (it being expressly agreed that disclosure of any item under any section or subsection in the Reliant Disclosure Schedule, or in attachments thereto or documents referred to therein, in a manner which is readily apparent that it refers to other sections or subsections of the Reliant Disclosure Schedule, shall be deemed disclosure for such other sections or subsections under this Article V), Reliant represents and warrants to Oscient as follows (it being agreed, solely for the purposes of this Article V, that “Reliant” shall include Reliant’s subsidiaries, as applicable):

5.1 Organization. Reliant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Reliant has all requisite corporate power and authority to own, lease and operate, as applicable, the Acquired Assets.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.2 Due Authorization. Reliant has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Reliant.

5.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Reliant is not prohibited or limited by, and will not result in the breach of or a default (i) under, any provision of the Certificate of Incorporation or Bylaws of Reliant, (ii) of any applicable Law, order, judgment, writ, injunction or decree of any court or Governmental Authority, or (iii) under, or impair Reliant’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Security Interest on, any of the Acquired Assets. This Agreement and the Other Agreements have been duly executed and delivered by Reliant and constitute, the valid and binding obligations of Reliant, legally enforceable against Reliant in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

5.4 Title.

(a) Except as set forth on Schedule 5.4 of the Reliant Disclosure Schedule, Reliant is the owner of the Acquired Assets, free and clear of all Security Interests and no other Person has any legal title to or beneficial interest in any of the Acquired Assets to be transferred to Oscient hereunder. At the Closing, Oscient will receive legal and beneficial title to all of the Acquired Assets, free and clear of all Security Interests.

(b) To Reliant’s Knowledge, and subject to the receipt of the Required Consents, except for the Acquired Assets and the Reliant Brands (as licensed to Oscient pursuant to the terms of the Inventory Trademark License), there are no other regulatory registrations or Intellectual Property of the types included in or as part of the Acquired Assets owned by or licensed to Reliant necessary to make, have made, use or sell the Product in the Territory for the indications specified in the Registrations on the Closing Date and substantially in the manner Reliant engaged in such activities as of the Closing Date in the ordinary course of its business.

5.5 Intellectual Property.

(a) Subject to the receipt of the Required Consents, except as set forth on Schedule 5.5(a) of the Reliant Disclosure Schedule, the Product Intellectual Property is freely assignable and has not been and is not the subject of any pending or, to Reliant’s Knowledge, threatened adverse claim, judgment, injunction, order, decree or agreement restricting the use or assignment thereof by Reliant.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Subject to the receipt of the Required Consents, except as set forth on Schedule 5.5(b) of the Reliant Disclosure Schedule, to Reliant’s Knowledge, there are no circumstances in existence such that the Acquired Assets, the manufacture, importation or marketing of the Product for sale in the Territory may infringe any patent, trademark, trade name, copyright or legally protectable right of another Person nor are there in existence any claims asserted or threatened by third parties with respect to the foregoing. To Reliant’s Knowledge, no third party has infringed or misappropriated any Product Intellectual Property in the Territory.

(c) Other than the Product Domain Name, there are no other domain name registrations owned by Reliant incorporating the Product Trademark or directly related to the Product Trademark, in whole or in part. To Reliant’s Knowledge, no domain names comprised in whole or in part of the Product Trademark have been registered by third persons.

(d) Schedule 5.5(d) of the Reliant Disclosure Schedule contains a true and complete list of Product Intellectual Property registered or pending in the Territory. To Reliant’s Knowledge, all of the registrations and applications relating to the Product Intellectual Property in the Territory are in good standing, with all fees, payments and filings due prior to the date hereof duly made. Reliant has made available to Oscient copies of all registrations and applications relating to the Product Trademark and Product Patents and material written documentation evidencing ownership and prosecution of the same, in each case as are in Reliant’s possession.

(e) Reliant has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets and confidential information included in the Acquired Assets, the Product, and the Product Line Operations consistent with Reliant’s practices with respect to other products of a similar value.

(f) To Reliant’s Knowledge, none of the Product Intellectual Property has been canceled or adjudicated invalid or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Reliant’s rights therein, nor has been abandoned.

(g) Reliant has no Knowledge of any past or current unauthorized re-importation or importation into the Territory of any Products or any corresponding infringing or gray market goods.

5.6 Litigation. Except as set forth on Schedule 5.6 of the Reliant Disclosure Schedule, there is no action, suit, litigation, proceeding, claim, governmental investigation or administrative action pending or, to Reliant’s Knowledge, threatened directly or indirectly involving the Product or the transactions contemplated hereby.

5.7 Consents. Except for those notices, filings, authorizations, exemptions and consents set forth on Schedule 5.7 of the Reliant Disclosure Schedule (including the Required Consents), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Reliant to consummate the transactions contemplated hereby.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.8 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Reliant or under the authority of Reliant is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.9 Compliance with Laws; Regulatory Matters. Reliant has materially complied with all applicable Laws relating to the Product, the Product Line Operations and the Acquired Assets. The Registrations and all such other permits, government licenses, registrations, approvals, concessions, franchises and authorizations required for the manufacturing, marketing, sale and distribution of the Product in the Territory are in full force and effect. Without limiting the generality of the foregoing sentence, Reliant represents and warrants that, except as set forth in Schedule 5.9 of the Reliant Disclosure Schedule:

(a) neither Reliant nor to Reliant’s Knowledge Ethypharm has (i) received a warning letter or Form FDA 483 from any Governmental Authority with jurisdiction over the Product; (ii) any notice of any Governmental Authority detention, seizure, injunction, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other investigation relating to the Product; or (iii) initiated or been required to effect any product recall, market withdrawal, stock replacement, or post-sale warning relating to the Product;

(b) to Reliant’s Knowledge, the Product has been manufactured, processed, packaged, labeled, stored and shipped in material compliance with applicable Law, including the current good manufacturing practice requirements of 21 U.S.C. § 351(a) and 21 C.F.R. Parts 210 and 211;

(c) to Reliant’s Knowledge, Reliant has advertised, marketed, and promoted Product in material compliance with applicable Law, including the Act, the PDM Act, the False Claims Act (31 U.S.C. §§ 3729-3733), the Social Security Act Anti-Kickback Prohibitions (42 U.S.C. § 1320a-7b), and state law equivalents of the foregoing; and

(d) Reliant has furnished Oscient with access to a complete and accurate copy of the Product NDA and all material related FDA correspondence, including all amendments and supplements thereto.

5.10 Product Liability. There are no pending, or to Reliant’s Knowledge, threatened product liability, warranty or similar claims by any third party (whether based on contract or tort and whether relating to personal injury including death, property damage or economic loss) arising from marketing or sale of the Product by Reliant.

5.11 No Current Intention to Market Other Fenofibrate Monotherapy Product. Reliant has no current intention to market or promote any prescription pharmaceutical product in which fenofibrate is the sole pharmaceutically active ingredient at any time prior to June 19, 2008.

5.12 Contracts. Reliant has delivered or made available to Parent true, correct and complete copies of all Assigned Contracts and Orders, the Settlement and the Ethypharm

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement. Except as set forth in Schedule 5.12 of the Reliant Disclosure Schedule, (a) the Assigned Contracts and Orders and the Ethypharm Agreement are in full force and effect, and are the valid and binding obligations of Reliant and, to Reliant’s Knowledge, the other parties thereto, (b) each Assigned Contract and Order is freely and fully assignable to Oscient without penalty and no consent of or notice to any third party is required in order to validly assign and transfer the Assigned Contracts and Orders to Oscient; (c) Reliant has not received notice of default by Reliant under any of the Assigned Contracts and Orders or the Ethypharm Agreement; (d) Reliant is not in breach, violation or default (and would not by the lapse of time or the giving of notice or both be in default) of any of the Assigned Contracts and Orders or the Ethypharm Agreement, except to the extent to which such breach, violation or default has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) to the Knowledge of Reliant, none of the other parties to any of the Assigned Contracts and Orders or the Ethypharm Agreement is in default thereunder.

5.13 Financial Information. Schedule 5.13 of the Reliant Disclosure Schedule sets forth a list and description of certain financial information previously provided to Parent by Reliant including, among other things, gross sales and net sales, with respect to Product in the Territory (the “Financial Information”). The Financial Information was based upon the information contained in the books and records of Reliant and is accurate in all material respects, except that all adjustments required by U.S. generally accepted accounting principles may not have been made.

5.14 Absence of Certain Changes. Since June 19, 2006, Reliant and its Affiliates have conducted all activities in the ordinary course of business consistent with past practices, including the promotion of the Product and the sale or offer for sale of the Product in the Territory.

5.15 Inventory. To Reliant’s Knowledge, the Inventory complies with all specifications for the Product set forth under the Ethypharm Agreement, complies with all applicable Laws, has not been adulterated or misbranded within the meaning of the Act, and has been manufactured under cGMP conditions.

5.16 Principal Purchaser/Wholesalers. Schedule 5.16 of the Reliant Disclosure Schedule contains a true and complete list of Reliant’s top ten purchasers/wholesalers (by dollar volume purchased/gross sales) with respect to the Product since February 2, 2005 and the aggregate dollar amount of their respective purchases.

5.17 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V (INCLUDING THE RELIANT DISCLOSURE SCHEDULE), RELIANT IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE ACQUIRED ASSETS, THE PRODUCT OR THE PRODUCT LINE OPERATIONS, AND OSCIENT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, RELIANT IS SELLING AND CONVEYING THE ACQUIRED ASSETS AND THE PRODUCT ON AN “AS IS, WHERE IS” BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, OSCIENT IS ACQUIRING THE ACQUIRED

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ASSETS AND THE PRODUCT IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN “AS IS, WHERE IS” BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. Oscient acknowledges and agrees that, except as otherwise expressly set forth in Article V (including the Reliant Disclosure Schedules), none of Reliant, its Affiliates nor any of their respective representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, projections or schedules heretofore made available by Reliant or its representatives to Oscient, or any information that is not included in this Agreement or referred to on the Schedules hereto, and except for the information included in this Agreement or referred to on the Schedules, neither Reliant, nor any of its representatives will have or be subject to any Liability to Oscient, Parent, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, Oscient, any of its Affiliates or any of their representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF OSCIENT AND PARENT

6.1 Oscient’s Representations and Warranties. Oscient represents and warrants to Reliant as follows:

(a) Organization. Oscient is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Oscient is a wholly owned subsidiary of Parent. Oscient has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Due Authorization. Oscient has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Oscient.

(c) No Conflicts; Enforceability. The signing, delivery and performance of this Agreement and the Other Agreements by Oscient is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the organization documents or other formation documents of Oscient, or of any material agreement or instrument binding on Oscient, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality, except for such prohibition, limitation or default which would not prevent consummation by Oscient of the transactions contemplated hereby. This Agreement and the Other Agreements have been duly executed and delivered by Oscient and constitute the valid and binding obligations of Oscient, legally enforceable against Oscient in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Consents. Other than with respect to the HSR filings set forth in Section 7.5(a), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Oscient to consummate the transactions contemplated hereby and by the Other Agreements.

(e) Litigation. There is no legal proceeding pending or, to Oscient’s Knowledge, threatened in writing, and relating to or affecting Oscient’s ability to perform its obligations hereunder or under the Other Agreements, or to assume the Assumed Liabilities.

(f) Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Oscient or under the authority of Oscient is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

(g) Financing. Oscient has cash on hand or existing lines of credit to provide, in the aggregate, monies sufficient to fund the Purchase Price. Attached hereto as Schedule 6.1(g) is an executed bank commitment letter or similar evidence of Oscient’s ability to fund the amounts due hereunder at Closing.

(h) Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Reliant set forth in this Agreement, Oscient has relied solely on its own independent investigation, analysis and evaluation of the Acquired Assets, Assumed Liabilities, the Product and the Product Line Operations (including Oscient’s own estimate and appraisal of the value of the financial condition, assets, Liabilities, operations and prospects of the Product). Oscient confirms to Reliant that Oscient is sophisticated and knowledgeable in the with respect to the pharmaceutical business, and is capable of evaluating the matters set forth above.

6.2 Parent’s Representations and Warranties. Parent represents and warrants to Reliant as follows:

(a) Organization. Parent is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

(b) Due Authorization. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution and delivery of this Agreement and the performance of all of its obligations hereunder has been duly authorized by Parent.

(c) No Conflicts; Enforceability. The signing, delivery and performance of this Agreement by Parent is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the organization documents or other formation documents of Parent, or of any material agreement or instrument binding on Parent, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality, except for such prohibition, limitation or default which would not prevent consummation by Parent of the

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, legally enforceable against Parent in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

ARTICLE VII

COVENANTS; OTHER AGREEMENTS

7.1 Availability of Records. After the Closing, Reliant and Oscient shall make available to each other Party for use and to make copies as reasonably requested by such other Party, its agents and representatives, any Tax authority, or any Governmental Authority all information, records and documents in its possession relating to the Acquired Assets, Assumed Liabilities and/or the Product for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing Date; (b) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Reliant or its Affiliates; or (c) the required retention period under any applicable Laws for all government contract information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws). Reliant and Oscient shall also make available to each other, during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product prior to the Closing Date (with respect to Reliant) or from and after the Closing Date (with respect to Oscient), including, without limitation, product liability and general insurance liability.

7.2 Certain Transitional Matters.

(a) Use of Trade or Service Marks. Other than pursuant to the Inventory Trademark License and the Assignment of Trademark, neither Oscient nor any of Oscient’s Affiliates shall use or permit its distributors to use the Reliant Brands.

(b) New NDC Number; Inventory Labeling. Oscient shall use commercially reasonable efforts to obtain a new NDC Number for the Product within thirty (30) days following the Closing and shall use commercially reasonable efforts to commence labeling the Product with Oscient’s NDC Number as soon as practicable following the Closing, but in no event later than sixty (60) days thereafter; provided, however, Oscient and its Affiliates will have no obligation to re-label or over-label the Inventory. Following the Closing, Oscient shall have no right to manufacture or have manufactured any Product that is labeled or otherwise packaged with Reliant’s NDC Number without the prior written consent of Reliant on a partial-lot-by-partial-lot basis.

(c) Purchase Order/Inventory Processing Transition. Reliant shall stop shipping any open purchase orders for no longer than twenty-four (24) hours following the expiration of the waiting period under the HSR Act (or, if early, following Reliant’s receipt

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

notice of early termination of the review period thereunder). Thereafter, subject the Closing of the transactions contemplated by this Agreement, Reliant agrees to process purchase orders on behalf of Oscient, for a period of up to three (3) Business Days, as directed by Oscient on a purchase order-by-purchase order basis. The Parties agree that this provision is intended to allow Oscient sufficient time to pick up requisite quantities of Inventory and to assume purchase order processing responsibility as soon as possible following the Closing. Under no circumstances shall Reliant be obligated to process any purchase orders on behalf of Oscient prior to the Closing or following the close of business on the third (3rd) day following the Closing.

(d) Sales Force Training. Following the date of this Agreement until the date that is fourteen (14) days following the Closing Date, Reliant agrees to make appropriate personnel available to assist with the training of Oscient’s sales force for the promotion of the Product for a period not to exceed two (2) days; provided, however, that (i) all reasonable costs and expenses to be incurred by or on behalf of Reliant in connection therewith (including, without limitation, transportation, lodging and meals) shall be funded by Oscient in advance, paid for directly by Oscient or reimbursed by Oscient to Reliant immediately upon Reliant’s submission to Oscient of receipts or other appropriate documentation (it being further agreed that, in the event that such training occurs prior to Closing and the Closing does not occur for any reason, Oscient shall nevertheless be required to fund/reimburse such expenses in full such that Reliant is not required to incur any costs or liability in connection therewith); (ii) the training location shall be in the continental United States and shall be accessible by Reliant’s personnel via non-stop flights from Newark, New Jersey; and (iii) in the event that such training occurs prior to Closing, all Oscient personnel participating in such training activities shall sign confidentiality/non-disclosure agreements, in form and substance reasonably satisfactory to Reliant, to protect Reliant’s Confidential Information for all periods prior to the Closing (including in the event that the Closing does not occur for any reason).

(e) No Co-Promotion. For the avoidance of doubt, the Parties agree and acknowledge that there shall be no co-promotion of the Product between Reliant and Oscient (including, without limitation, any members of their respective sales forces), whether prior to or following the Closing.

7.3 Tax Matters; Bulk Sales.

(a) Tax Matters. After the Closing Date, Oscient and Reliant shall cooperate in filing of any Tax returns or other Tax-related forms or reports, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Acquired Assets or the Product, or providing reasonable access to employees. Reliant and Oscient shall cooperate in the same manner in (i) defending or resolving any Tax audit, examination or tax-related litigation relating to the Acquired Assets or the Product; and (ii) to minimize any transfer, sales and use Taxes and notarial and registry fees and recording costs.

(b) Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes together with any notarial and registry fees and recording costs and any interest, additions or penalties with respect thereto and any interest in

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

respect of such additions or penalties (“Transfer Taxes”) resulting directly or indirectly from the transfer by Reliant of the Acquired Assets to Oscient, including but not limited to the transfer of the Registrations shall be borne entirely by Oscient, and Oscient shall indemnify Reliant and its Affiliates against any Liabilities arising in connection therewith.

(c) Inventory Resale Certificates. At the Closing, Oscient shall execute and deliver to Reliant resale certificates for all Inventory sold to Oscient.

(d) Bulk Sales Laws. Reliant and Oscient waive compliance with bulk sales Laws in connection with the purchase and sale of the Acquired Assets and the Product.

7.4 Pre-Closing Matters.

(a) Product Line Operations. Except as otherwise contemplated under this Article VII, prior to the Closing, Reliant shall conduct its business with respect to the Product and the Product Line Operations only in the ordinary course of business consistent with past practice, including without limitation, using commercially reasonable efforts to (i) maintain the Product Intellectual Property and the NDA, (ii) continue consistent promotional efforts of the Product and sales of the Product to major customers consistent with such major customer’s historical purchase pattern and volume, (iii) not enter into any new contracts related to the Product or other Acquired Assets or amending Other Agreements or amending the NDA, (iv) granting any third parties any right, title or interest in the Acquired Assets (other than sales of Product inventory in the ordinary course), (v) avoid creating any additional Securities Interests in the Acquired Assets, the Product or the Product Line Operations, and (vi) maintain in effect all Assigned Contract and Orders and preserve the present relationships of Reliant with vendors, customers, suppliers, licensees and other Persons related to the promotion, sale and distribution of the Product. Reliant agrees that after the date hereof, except as specifically permitted by this Agreement, it will not take any action with respect to any Assigned Contracts and Orders that would extend the term of such Assigned Contracts and Orders with respect to any Product, create or agree to any additional obligations with respect to any Product or change the pricing under any of the existing Assigned Contracts and Orders. Reliant will pay and discharge the Excluded Liabilities as and when the same become due and payable.

(b) Accounts Receivable Related to Pre-Closing Periods. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Reliant or Reliant’s Affiliates and shall be collected by Reliant or Reliant’s Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Oscient or any of Oscient’s Affiliates receives any payments of any kind from any obligor with respect to an Account Receivable, then, Oscient shall within fifteen (15) Business Days of receipt of such payment remit, without offset or deduction, the full amount of such payment to Reliant up to the amount owed to Reliant by the obligor until such time as the Accounts Receivables with respect to such obligor are paid in full to Reliant. In the event that, subsequent to the Closing, Reliant or any Reliant’s Affiliates receives any payments of any kind from any obligor with respect to account receivables created by Oscient or its Affiliates after the Closing, then, Reliant shall within fifteen (15) Business Days of receipt of such payment remit, without offset or deduction, the full amount of such payment to Oscient or its Affiliates up to the amount owed to Oscient or its Affiliates by the obligor.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c) Standstill. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Reliant shall not, nor shall it permit any of its Affiliates to, nor shall they authorize or permit any of its, officers, directors, employees, representatives or agents, directly or indirectly, to actively solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein). For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Oscient or any of its Affiliates) relating to the sale, transfer, lease, exchange, license or other disposition of any of the Acquired Assets or rights to the Product. Notwithstanding the foregoing, Reliant may continue any existing discussions or negotiations with any Persons or entities conducted heretofore with respect to any Acquisition Proposal.

(d) Notification. Prior to the Closing Date, each Party and Parent shall promptly notify the other Parties if such Party or Parent has knowledge that (a) any representation or warranty of any Party or Parent in this Agreement (including the Disclosure Schedule) or any Other Agreement is not true and correct, (b) that there are any errors in, or omission from, the Reliant Disclosure Schedule to this Agreement or any Other Agreement; or (c) that any Party or Parent is in breach of any covenant under this Agreement or any Other Agreement.

(e) Amendment to Ethypharm Agreement; Consent to Assignment. The Parties acknowledge that Reliant is currently in discussions with Ethypharm regarding an amendment to the Ethypharm Agreement (the “Ethypharm Amendment”). Reliant agrees that it shall keep Oscient informed of the progress of negotiations regarding the Ethypharm Amendment and shall not execute the Ethypharm Amendment without the prior consent of Oscient, which consent shall not be unreasonably withheld, delayed or conditioned. Oscient hereby agrees that in the event that the Ethypharm Amendment is substantially identical to the form of Ethypharm Amendment attached hereto as Exhibit 7.4(e), no consent of Oscient shall be required for Reliant to execute and deliver such amendment. For the avoidance of doubt, the Parties agree that the execution and delivery of the Ethypharm Amendment in accordance with this Section 7.4(e) is expressly permitted and shall not constitute a breach of any covenant, representation or warranty of Reliant hereunder. In addition, Reliant shall use commercially reasonable efforts to obtain the consent of Ethypharm to the assignment of the Ethypharm Agreement to Oscient, provided that Reliant shall not be required to make any payments or agree to any material undertakings in connection therewith other than the execution and delivery of the Ethypharm Amendment. In the event that Ethypharm consents to the assignment of the Ethypharm Agreement, the Parties agree that they shall immediately execute and deliver the Assignment and Assumption of Contract with respect to the Ethypharm Agreement substantially in the form attached hereto as Exhibit D-1 and, as applicable, any Sublicense Agreement previously executed in respect of the Ethypharm Agreement between the Parties shall thereupon terminate.

(f) Access to Premises and Information. Subject to applicable Laws, upon reasonable notice and subject to supervision by Reliant or its agents and to the restrictions contained in confidentiality agreements to which such party is subject, between the date of this

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement and the Closing Date, Reliant will (a) permit Oscient and its authorized representatives to have reasonable access during normal operating hours for auditing purposes to the facilities where the Inventory is held and to the books and records of Reliant relating to the Acquired Assets, (b) permit Oscient to make such inspections and to make copies of such Records as it may reasonably require, and (c) furnish Oscient with such financial and operating data and other information as Oscient may from time to time reasonably request.

7.5 HSR Filing, Approvals and Conditions; Further Assurances.

(a) HSR Filing, Approvals and Conditions. Subject to the other provisions of this Agreement, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to obtain all regulatory approvals and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the transactions contemplated hereby to be effected as soon as reasonably practicable and prior to the Outside Date, in accordance with the terms hereof, and shall cooperate fully with each other Party and such other Party’s respective officers, directors, employees, agents, legal counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement and the Other Agreements. In addition, each of the Parties shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, including the HSR Act to obtain any required approval of any U.S. federal, State or local or non-U.S. governmental agency or regulatory body with jurisdiction over the transactions contemplated hereby (it being agreed that the HSR filings shall be made within five (5) Business Days of the date of this Agreement).

(b) Further Assurances. From time to time, as and when requested by any Party, each of the Parties hereto shall, and shall cause its respective Affiliates to, at such Party’s expense except as otherwise expressly provided in this Agreement, execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and the Other Agreements and consummate and evidence the transactions contemplated hereby and thereby, including executing and delivering or causing to be executed and delivered to the other Party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as the other Party or its counsel may reasonably request as necessary for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations, warranties, Liabilities that are not provided for in this Agreement).

7.6 Notifications.

(a) Notifications of Customers. Promptly after the Closing, Oscient and Reliant shall jointly notify the wholesale distributors of the Product listed on Schedule 7.6 (i) of the transfer of the Acquired Assets to Oscient, (ii) that all purchase orders for Product received by Reliant or any of its Affiliates prior to the Closing Date but not shipped prior to 11:59 p.m. (EST) on the Closing Date will be transferred to Oscient, provided that to the extent that any purchase order cannot be so transferred, Reliant and Oscient shall cooperate with each other to

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ensure that such purchase order is filled and that Oscient receives the same economic benefit and assumes the same Liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all purchase orders for Product received by Reliant after the Closing Date should be sent to Oscient at address set forth in Section 11.15 herein. Oscient and Reliant shall agree upon an appropriate notice to wholesalers with respect to the transfer of chargeback submission, to Oscient effective thirty (30) days after the Closing Date.

(b) Other Notifications. Promptly after the Closing, Reliant shall send notices to all Persons that received Confidential Information about the Acquired Assets or the Product Line Operations in connection with making or potentially making Acquisition Proposals. The notices shall request that all such Confidential Information be destroyed or returned immediately. Reliant further agrees to use commercially reasonable efforts to enforce confidentiality agreements in place with such Persons at Oscient’s reasonable request and sole expense.

7.7 Product Returns. Oscient shall be responsible for processing all Product returns from and after the Closing Date, including, without limitation, any returns of Product sold by Reliant prior to the Closing Date, the reasonable cost of which, in the case of Products sold by Reliant prior to the Closing Date, shall be borne by Reliant. In the event that any Products are returned to Reliant, Reliant shall promptly notify Oscient of such returned products and shall use commercially reasonable efforts to cooperate with Oscient in order that Oscient may provide replacement Product therefore, the cost of which, in the case of Products sold by Reliant prior to the Closing Date, shall be borne by Reliant. Each of Oscient and Reliant shall be responsible to destroy, or cause to be destroyed, in a manner consistent with applicable Laws, all Product sold prior to Closing that is returned to it at its cost. Oscient shall invoice Reliant not more frequently than monthly with respect to all Product returns for which Reliant is obligated to reimburse Oscient under this Section 7.7 and Reliant shall pay such invoice within thirty (30) days without offset or reduction, other than with respect to amounts owed to Reliant pursuant to Sections 7.8 and 7.9. Notwithstanding any provision herein to the contrary, Oscient and its Affiliates shall not take any actions with the intention of encouraging or otherwise affirmatively causing Reliant’s customers or distributors to return Products (it being acknowledged and agreed that Oscient’s commencement of promotion, distribution and sale activities with respect to the Product shall not be deemed an action to encourage or otherwise affirmatively cause Reliant’s customers or distributors to return Products).

7.8 Pricing Contracts. All Chargebacks with respect to Product sales which occurred prior to the Closing or with respect to Product sales for which Reliant received the purchase price thereof shall be the liability of Reliant and all Chargebacks with respect to Product sales which occur after the Closing and with respect to which Product was sold by or on behalf of Oscient shall be the liability of Oscient. For the avoidance of doubt, the Parties agree that the Party that ultimately receives the benefit of a Product sale shall be liable for any related Chargeback on the underlying Product. Notwithstanding the preceding, in light of the difficulties of determining which party may have sold Product which is the subject of a wholesaler Chargeback as to which lot numbers are not included in the relevant Chargeback invoice, the Parties have agreed to assign liability for such Chargebacks (“Unidentified Claims”) as follows:

(a) All such Unidentified Claims with respect to wholesaler invoices to the trade dated on or before the date that is [*] ([*]) days after the Closing shall be the liability of Reliant and all such Unidentified Claims with respect to wholesaler invoices to the trade dated after the date that is [*] ([*]) days after the Closing shall be the liability of Oscient.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) The Parties will cooperate and share all relevant wholesaler data so as to be able to allocate the liability for Chargebacks in accordance with the foregoing and to verify such allocations.

No later than seven (7) Business Days after Closing, Reliant shall terminate each Pricing Contract set forth on Schedule 7.8 with respect to the Product, with such termination to be effective no later than [*] ([*]) days after receipt of such termination notice for all Pricing Contracts except those specifically identified on Schedule 7.8 (which shall be terminated effective as of the date set forth on Schedule 7.8 attached hereto). Oscient shall honor the pricing set forth in such Pricing Contracts for all periods prior to such termination and shall be economically responsible for any Chargebacks related to such Pricing Contracts for Product dispensed beginning [*] ([*]) days after the Closing Date. For the avoidance of doubt, the Parties agree and acknowledge that during following the Closing Date, Reliant shall invoice Oscient in respect of any rebates paid pursuant to Pricing Contracts relating to Product sold by Oscient.

7.9 Medicaid and Other State Rebates. The Parties will administer and pay all rebates and other similar programs as follows:

(a) Sales of Product Under Reliant’s NDC Number. Reliant will process and be responsible for fulfillment of all reporting requirements and payment of all rebates owed under all federal and state government rebate programs, including Medicaid/Medicare rebates (collectively, “Rebate Programs”), in each case, related to Product sold under Reliant’s NDC Number, regardless of whether such Product was sold by Reliant or Oscient; provided, however, that Oscient will pay to Reliant (by wire transfer of immediately available funds to an account designated by Reliant) (i) within one-hundred and twenty (120) days of the Closing Date, [*] percent ([*]%) of the gross amount invoiced by Oscient during the first ninety (90) days following the Closing Date for Product bearing Reliant’s NDC Number (without regard to whether such customers have paid such invoices) and (ii) within thirty (30) days of the end of each calendar quarter thereafter, [*] percent ([*]%) of the gross amount invoiced by Oscient during such calendar quarter for Product bearing Reliant’s NDC Number (without regard to whether such customers have paid such invoices). Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that nothing in this Section 7.9(a) is intended to result in a net profit or loss for either Party in respect of the matters covered in this Section 7.9(a).

(b) Sales of Product Under an NDC Number Other than Reliant’s. Oscient will process and be responsible for the administration and payment of all Rebate Programs, including Medicaid/Medicare rebates, as well as Chargebacks for the Product that is sold by Oscient in the Territory which bears an NDC Number other than Reliant’s NDC Number, and Reliant shall have no liability in respect thereof.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.10 Website Information. From and after twenty (20) days following the Closing Date, Reliant’s website and any site or website controlled or maintained by Reliant shall not have any references to the Product as such references relate to the Territory.

7.11 Regulatory Matters.

(a) Compliance with Laws. Oscient agrees that, for eighteen (18) months following the Closing, (i) it will materially comply with all applicable Laws relating to the Product and the Acquired Assets, (ii) it will keep all records and reports required to be kept by applicable Laws, and (iii) will make its facilities available at reasonable times during business hours for inspection by representatives of Governmental Authorities.

(b) Regulatory Approvals. Oscient shall be responsible for all regulatory matters in connection with the Product, including maintenance of the Registrations and compliance with the stability testing requirements set forth therein. Reliant shall use reasonable efforts to cooperate with Oscient to allow Oscient to fulfill any reporting or other regulatory requirements under the Act or under any other applicable Law with respect to the Product in the Territory. Except as required by applicable Law or as set forth herein, following the Closing, Reliant shall not interface, correspond or otherwise meet with the FDA or other Governmental Authorities with respect to regulatory matters related to the Product in the Territory without the prior written consent of Oscient.

(c) Pharmacovigilance. Immediately following the Closing, the Parties shall cooperate to transition pharmacovigilance matters related to the Product from Reliant’s current third party service provider (Pharmaceutical Product Development, Inc.) to Oscient’s current third party service provider (MedComm, Inc.), including, without limitation, call forwarding and other appropriate inquiry routing to Oscient’s service provider. Thereafter, Oscient shall be responsible for all processing of information related to any adverse events related to the Product in the Territory. After the Closing, each Party shall report to the other Party any actual or alleged Adverse Reaction Information with respect to the Product of which it becomes aware promptly after initial receipt of the information by or on behalf of such Party. For the purpose of this Agreement, “Adverse Reaction Information” means information relating to any experience with respect to the Product in the Territory that is an adverse drug experience as defined in 21 C.F.R. 314.80(a), as that regulation may be amended or superseded from time to time, whether or not considered serious or unexpected. Reliant agrees to share relevant information it receives (either directly or indirectly) with Oscient in a timely manner so as to allow Oscient to comply with its responsibility to process pharmacovigilance information under this Section 7.11(b).

(d) Assistance. For three (3) years from the Closing Date, each Party shall promptly give notice to the other Party of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the Territory (together with copies of correspondence related thereto), which (a) raises any material concerns regarding the safety or efficacy of the Product, (b) which indicates or suggests a potential material liability for either Party to third parties arising in connection with the Product, or (c) which indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action with respect to the Product. In addition, each Party shall make (or cause to be

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

made) available at reasonable times during business hours for inspection by representatives of Governmental Authorities those facilities at which the Product is manufactured, stored or distributed with respect to the Product. Information to be disclosed pursuant to this Section 7.11(c) shall include, to the extent such information otherwise satisfies the requirements set forth in the preceding sentence, but not be limited to:

(i) inquiries by such Governmental Authorities concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) relating to the Product, and any responses related thereto, in each case in the Territory;

(ii) any other Governmental Authority reviews or inquiries relating to any Product and any responses related thereto, in each case in the Territory;

(iii) receipt of a warning letter, untitled letter or any other related Governmental Authority action relating to the Product and any responses related thereto, in each case in the Territory; and

(iv) an initiation of any Governmental Authority investigation, detention, seizure or injunction concerning the Product in the Territory.

(e) Medical Inquiries. Following the Closing Date, Oscient shall be responsible for handling all medical questions or inquiries in the Territory with regard to the Product and Reliant shall promptly refer any medical questions or inquiries it receives relating to the Product to Oscient in accordance with all applicable Laws.

7.12 Non-Solicitation. For a period of [*] from the date of this Agreement, each Party agrees that it shall not (and shall cause its respective Affiliates not to), directly or indirectly (a) solicit, induce or encourage any employee or officer of the other Party or any of its subsidiaries to leave the employ of such Party or any such subsidiary, or to seek, obtain or accept employment with any person, or (b) hire any employee or officer of the other Party or its subsidiaries; provided, however, that the foregoing shall not (i) apply to the solicitation or hiring of any employee or officer of a Party or its subsidiaries who is terminated after the Closing by Oscient or Reliant at least thirty (30) days prior to such individual’s hire by the other Party, or (ii) prevent either Party from publishing an advertisement for employment directed at the general public.

7.13 Non-Competes.

(a) Reliant Non-Compete. For a period of [*] ([*]) years from the date of this Agreement, Reliant agrees that neither it nor any of its controlled Affiliates shall develop, promote, distribute or market any prescription pharmaceutical product in which [*] within the Territory, without the prior written consent of Oscient; provided, however, that, such provision shall not survive a change of control of Reliant or an acquisition of a third party pharmaceutical company by Reliant (other than an acquisition of or merger with [*], [*] or [*] (each a “Restricted Company”) with respect to which such non-competition covenant shall remain in effect);

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

provided, further, that this provision shall not preclude Reliant from (i) promoting, marketing, selling or otherwise discussing any [*] as part of concomitant use with [*], or (ii) developing, promoting, marketing or selling any [*]; provided, further, that in the event Reliant acquires a third-party pharmaceutical company prior to the acquisition of any Restricted Company, this Section 7.13(a) shall be deemed to apply to and restrict the operations of the Restricted Company following an acquisition by Reliant.

(b) Oscient Non-Compete. Each of Parent and Oscient agrees that neither it nor any of its controlled Affiliates shall at any time prior to the tenth (10th) anniversary of the Closing Date, develop, promote, distribute or market any Excluded Combination Product within the Territory, without the prior written consent of Reliant.

7.14 Promotional Materials. Reliant shall provide to Oscient examples of the principal uses of the Product Trademark that are in its possession or control as of the Closing including, without limitation, packaging and packaging inserts.

7.15 Non-Assertion Covenants.

(a) Reliant Non-Assert. Neither Reliant nor any of its controlled Affiliates shall assert against Oscient, or any of its Affiliates or sublicensees, any patents obtained or controlled (in whole or in part) by Reliant or any of its controlled Affiliates prior to or after the Closing which would prevent Oscient or its Affiliates or sublicensees from using the Product Intellectual Property as it exists at Closing in connection with (i) researching, developing, making, having made, distributing, using, selling, offering to sell, having sold, marketing, co-marketing, exporting, promoting and co-promoting the Product, an Additional Product or a Combination Product in the Territory; or (ii) making or having made the Product, an Additional Product or a Combination Product outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting the Product, Additional Product, or Combination Product, as the case may be, in the Territory.

(b) Oscient Non-Assert. Neither Oscient nor any of its Affiliates shall assert against Reliant, or any of its Affiliates or sublicensees, any patents obtained or controlled (in whole or in part) by Oscient of any of is Affiliates prior to or after the Closing which would prevent Reliant or its Affiliates or sublicensees from using the Product Intellectual Property as it exists at Closing in connection with (i) researching, developing, making, having made, distributing, using, selling, offering to sell, having sold, marketing, co-marketing, exporting, promoting and co-promoting the Excluded Combination Product inside the Territory; or (ii) making or having made the Product inside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting the Product outside the Territory.

7.16 Imports Into/Exports From Territory. Except as prohibited by Law, Reliant shall not knowingly, or direct any other Person to, sell, market, promote, distribute, co-market or co-promote any Product to anyone inside the Territory or outside the Territory for subsequent distribution or resale inside the Territory and Reliant will take all reasonable precautions to prevent such distribution or resale inside the Territory. Except as prohibited by Law, Oscient shall not knowingly, or direct any other Person to, sell, market, promote, distribute, co-market or

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

co-promote any Product to anyone outside the Territory or inside the Territory for subsequent distribution or resale outside the Territory, and Oscient will take all reasonable precautions to prevent such distribution or resale outside the Territory. In connection with this Section 7.16, each Party shall, and shall cause its applicable Affiliates and sublicensees, to apply such policies and procedures intended to prevent the sale outside the Territory (in the case of Oscient) and inside the Territory (in the case of Reliant) that such Party or its applicable Affiliates typically apply to prevent the sale of its products outside any applicable permitted territories.

7.17 Post-Closing Obligations Regarding Financial Information. Reliant will deliver to Oscient, within sixty (60) days following the Closing (but in no event shall Reliant be required to make any delivery hereunder prior to October 15, 2006), audited financial statements with respect to the Product in the Territory for the required periods which are compliant with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and will specifically include net sales and gross margin of the Products in the Territory (the “Pre-Closing Financial Statements”). Reliant will cooperate with Oscient to cause such accounting firm to provide its written consent to filing, from time to time, of such financial statements and opinion in the reports or registration statements of Oscient or its Affiliates with the SEC. Oscient will reimburse Reliant for its out of pocket third party expenses incurred in connection with the audit of such financial statements and the provision of such consent.

ARTICLE VIII

INDEMNIFICATION AND SURVIVAL

8.1 Indemnification by Reliant. To the extent set forth in this Section 8.1, Reliant agrees to indemnify and hold harmless Oscient, Parent and their respective Affiliates, subsidiaries, officers, directors, managers, members, employees and agents (collectively, the “Oscient Indemnified Parties”), at all times from and against and in respect of all Losses which any Oscient Indemnified Party suffers or incurs, either directly or in connection with a third party claim, to the extent arising out of or resulting from (a) any breach of any of the representations or warranties of Reliant set forth in this Agreement or any of the Other Agreements, (b) any breach of any of the covenants or agreements of Reliant set forth in this Agreement or any of the Other Agreements, (c) any of the Excluded Assets or Excluded Liabilities, or (d) reference of the NDA by Reliant or its Affiliates, assignees, licensees or successors in interest as permitted pursuant Section 2.6; provided, however, that Reliant shall not be required to indemnify any Oscient Indemnified Party to the extent that such Losses arise out of or result from (i) the negligence, recklessness or willful misconduct of any Oscient Indemnified Party, including but not limited to, off-label promotion of Product by Oscient or promotion of Product in a manner inconsistent with the Registrations and/or any applicable Laws, (ii) any breach of this Agreement or any of the Other Agreements by Oscient, or (iii) any material breach by Reliant under this Agreement of which Oscient and/or Parent had knowledge prior to the Closing.

8.2 Indemnification by Oscient. To the extent set forth in this Section 8.2, Oscient agrees to indemnify and hold harmless Reliant and Reliant’s Affiliates and their respective Affiliates, subsidiaries, officers, directors, employees and agents (collectively, the “Reliant Indemnified Parties”) at all times from and against and in respect of Losses which any Reliant Indemnified Party suffers or incurs, either directly or in connection with a third party claim, to

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the extent arising out of or resulting from (a) any breach of any of the representations or warranties of Oscient or Parent set forth in this Agreement or any of the Other Agreements, (b) any breach of any of the covenants or agreements of Oscient or Parent set forth in this Agreement or any of the Other Agreements, (c) any Assumed Liability, or (d) Oscient’s or any of Oscient’s Affiliates ownership or operation of the Acquired Assets, the Product, the Registrations and/or the Product Line Operations after the Closing Date; provided, however, that Oscient shall not be required to indemnify any Reliant Indemnified Party to the extent any Losses arising out of or result from the (i) negligence, recklessness or willful misconduct of any Reliant Indemnified Party, (ii) any breach of this Agreement or any of the Other Agreements by Reliant, or (iii) any material breach by Oscient or Parent under this Agreement of which Reliant had knowledge prior to the Closing.

8.3 Notice of Claims. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim by any third party which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 8.3 shall not be a defense to the liability of the Indemnifying Party for such claim, but the Indemnifying Party may recover any actual damages arising from the Indemnified Party’s failure to give such timely notice. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Article VIII without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld). The Indemnifying Party shall have the right, with the consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party may, at its sole cost and expense, upon written notice to the Indemnified Party received by the Indemnified Party within ten (10) calendar days after the Indemnifying Party’s receipt of notice of such claim, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and, at the Indemnifying Party’s sole cost and expense, shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information and documentation relating thereto. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may, at the Indemnifying Party’s expense and upon prior written notice to the Indemnifying Party (with reasonable opportunity for the Indemnifying Party to assume such defense), defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnified Party will cooperate reasonably with the Indemnifying Party in its efforts to conduct or resolve such matters, including by making available to the Indemnifying Party relevant documents and witnesses. The Indemnified Party and the Indemnifying Party shall keep each other informed of all settlement negotiations with third parties and of the progress of any

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

litigation with third parties. The Indemnified Party and the Indemnifying Party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third Person.

8.4 Limitations.

(a) Reliant shall not be liable for any Loss described in Section 8.1(a) unless and until the aggregate of all such Losses for which Reliant is liable is in excess of [*] Dollars ($[*]), in which event, Reliant shall be liable for all Losses in excess of such amount. Notwithstanding the foregoing, subsequent to the Closing Date in no event shall the liability of Reliant under Section 8.1(a) exceed [*] Dollars ($[*]) in the aggregate; provided that such limitation shall not apply to any breach of any of the representations or warranties of Reliant set forth in Sections 5.1, 5.2, 5.4(a), and 5.8 of this Agreement.

(b) For the avoidance of doubt and without limitation to the provisions of Articles V and VI, neither Indemnifying Party shall have any obligation to indemnify, defend and hold harmless the Indemnified Party from and against any portion of Losses under Section 8.1 or Section 8.2 to the extent that such portion of such Losses results directly from any action taken by, omission of, or at the express written request of, such Indemnified Party.

(c) No Party hereto shall be entitled to recover for any Losses or other amounts due from the other Party pursuant to this Agreement or any Other Agreement by retaining or setting off amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such first Party to such second Party hereunder or under any Other Agreement or under any document or instrument delivered pursuant hereto or thereto or in connection herewith or therewith. For the avoidance of doubt, the foregoing is without prejudice to any right of set-off expressly provided for in any Other Agreement, which does not involve setting off amounts due under this Agreement.

(d) All amounts paid by Reliant or Oscient under this Article VIII shall be treated for all purposes as adjustments to the Purchase Price. In the event that treatment as an adjustment to the Purchase Price is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the liability of Reliant under Section 8.1(b) for non-compliance or any breach of the covenant and agreement set forth in Section 7.17 exceed [*] Dollars ($[*]).

8.5 Survival. No claim may be made for indemnification pursuant to (i) Section 8.1(a) (other than claims for any Losses in respect of a breach by Reliant of the representations or warranties contained in Sections 5.1, 5.2, 5.4(a), and 5.8), or (ii) Section 8.2(a) (other than claims for any Losses in respect of a breach by Oscient of any of the representations or warranties contained in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(f) or 6.2), unless written notice of

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

such claim, in reasonable detail, is given to Oscient or to Reliant, as the case may be, within the eighteen (18) month period following the Closing Date.

8.6 Exclusive Remedy. Following the Closing, absent fraud, (a) claims for indemnification pursuant to this Article VIII, and (b) claims for specific performance of the covenants and obligations of the other Party under this Agreement and the Other Agreements, shall, collectively, be the sole and exclusive remedies for claims and damages available to Reliant, Oscient and their respective Affiliates arising out of or relating to this Agreement and the purchase and sale of the Acquired Assets or any certificate or document delivered in connection herewith. Oscient and Oscient’s Affiliates shall not be entitled to bring, and hereby irrevocably waive, any other claims, rights and causes of action against Reliant or any of Reliant’s Affiliates, including, without limitation, for reduction of the Purchase Price, rescission, damages or any other legal or equitable remedies regardless of their legal or equitable basis, including breach of duty prior to contract (culpa in contrahendo) and tort. Reliant and Reliant’s Affiliates shall not be entitled to bring, and hereby irrevocably waive, any other claims, rights and causes of action against Oscient, Parent or any of their respective Affiliates, regardless of their legal or equitable basis, including, without limitation, breach of duty, contract and tort.

8.7 Other Provisions. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated taking into account: (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit reasonably expected to be realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; but take into account (iii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party. Each Indemnified Party shall exercise its commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such recoveries (up to the amount of the Indemnifying Party’s payment).

8.8 Insurance. Each Party will obtain and keep in force, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount protecting against any Liabilities arising from the operation of such Party’s business as it relates to the Products, including, without limitation, the sale and distribution of the Products, with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated, but in no event in an amount less than Ten Million Dollars ($10,000,000) per occurrence and in the aggregate, including umbrella coverage. It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under this Article VIII. Each Party will provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article VIII. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.9 Limitation on Damages. NEITHER PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL HAVE ANY LIABILITY TO THE OTHER PARTY NOR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUE, LOST INCOME, DIMINUTION OF VALUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY) AND LOSSES INDEMNIFIABLE HEREUNDER SHALL NOT INCLUDE SUCH DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH PARTY OR SUCH PARTY’S AFFILIATE IS ACTUALLY REQUIRED TO PAY SUCH AMOUNT TO A THIRD PARTY IN RESPECT TO A FINAL JUDGMENT OR ORDER OBTAINED BY THE THIRD PARTY.

ARTICLE IX

TERMINATION

9.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to Closing:

(a) by mutual written consent of Reliant and Oscient;

(b) by Reliant if any of the conditions of Section 4.4 shall have become incapable of fulfillment, and shall not have been waived by Reliant;

(c) by Oscient if any of the conditions of Section 4.3 shall have become incapable of fulfillment, and shall not have been waived by Oscient; or

(d) by either Party by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to October 31, 2006 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, assuming compliance with such Party’s obligations under Section 7.5(a), the non-receipt of any Required Consents shall not constitute a failure by a Party to fulfill any of its obligations hereunder and such Party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) in the event that any Required Consents have not been obtained by the Outside Date.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any Liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 9.2 and Article X and except that nothing herein will relieve any Party from Liability for any material breach of any covenant set forth in this Agreement prior to such termination.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1 Confidential Information. As used in this Agreement, the term “Confidential Information” includes all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and without limitation, all notes, analyses, compilations, studies, interpretations or other documents whether in tangible form or on electronic or other data storage media, prepared by the Receiving Party and its directors, managers, employees, independent contractors, agents or consultants (collectively, “Representatives”), which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the Receiving Party or its Representatives by the Disclosing Party or any to its Representatives, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party; or

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement.

Notwithstanding the foregoing, all information related to the Acquired Assets, the Product or the Product Line Operations that is known to Reliant other than through the means described in Sections 10.1(b) and 10.1(c) and deemed prior to Closing to be Confidential Information of Reliant shall, following the Closing, be deemed to be Confidential Information of Oscient provided to Reliant.

10.2 Confidentiality Obligations. Each Receiving Party shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its Affiliates and the Receiving Party’s and such Affiliates’ respective directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise its Affiliates’ and the Receiving Party’s and such Affiliates’ respective directors, managers, employees, independent contractors, agents or consultants who

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall be responsible for the compliance by such Representatives with such obligations as if they had been a party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party’s Representatives. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

10.3 Permitted Disclosure and Use. Notwithstanding Section 10.2, either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with applicable Laws; or (c) comply with applicable stock exchange, New York Stock Exchange regulation or NASDAQ regulation. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.3, such Party shall give prompt prior written notice of such disclosure to the other Party and shall cooperate with the other Party to minimize such disclosure.

10.4 Notification. The Receiving Party shall notify the Disclosing Party promptly (to be confirmed in writing) upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

10.5 Confidentiality of this Agreement. The terms of this Agreement and the Other Agreements shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article X.

10.6 Publicity; Filing of this Agreement. Attached hereto as Schedule 10.6 is the press release Oscient shall issue concurrently herewith. The Parties shall jointly agree upon the necessity and content of any other press release in connection with the transactions contemplated hereby. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that (i) any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party, and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party shall provide any comments on the proposed disclosure during such period. To the extent that either Party determines that it or the other Party is required to file or register this Agreement or any of the Other Agreements, or a notification of any such documents to comply with the requirements of an applicable stock exchange, New York Stock Exchange regulation or

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

NASDAQ regulation or any Governmental Authority, including without limitation the SEC, such Party shall give at least three (3) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

10.7 Survival. The covenants, obligations and prohibitions contained in this Article X shall survive the Closing (or any termination of this Agreement) for a period of five (5) years.

ARTICLE XI

MISCELLANEOUS

11.1 Assignment. Neither Oscient nor Parent shall have the right to assign, license, sublicense, delegate or otherwise transfer (other than to an Affiliate or Parent) or encumber all or any portion of its rights or obligations under this Agreement prior to Closing without the prior written consent of Reliant. Following the Closing, the Parties agree that, to the extent required by Reliant’s obligations to any third party with respect to the Product or to protect any existing royalty rights, neither Oscient nor Parent shall have the right to assign, license, sublicense, delegate or otherwise transfer or encumber all or any portion of this Agreement or any of the Other Agreements (or its rights hereunder or thereunder) without the prior written consent of Reliant, which consent shall not be unreasonably withheld; provided that no such consent will be required from Reliant in connection with (but Oscient shall give Reliant at least fifteen (15) days prior written notice of) any of the following: (i) a merger of Oscient or Parent or an acquisition of Oscient or Parent by a third party, (ii) Oscient’s grant of rights to a Contract Sales Organization (as defined in the Settlement Agreement) or other third party to co-promote the Product, (iii) the grant of a security interest on any or all of its rights and interests hereunder or under the Other Agreements to one or more of its Affiliates or to any provider of the financing obtained by Oscient in connection with the transactions contemplated by this Agreement, (iv) an assignment of any or all of the rights and interests hereunder or under any of the Other Agreements to one or more of its Affiliates, or (v) the designation by Oscient of one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Oscient not relieved of any of its obligations hereunder. Any transfer in violation of this section shall be deemed null and void and of no force or effect. In the event Oscient or Parent assigns, licenses, sublicenses or otherwise transfers or encumbers all or any portion of such rights to a third party (including, without limitation by way of a transaction described in the immediately preceding clauses (i) through (v)), Oscient or Parent, as the case may be, shall remain primarily liable for all of its respective obligations under this Agreement and each of the Other Agreements, and such assignment, licensing, sublicensing or other transfer shall be subject to the terms hereof and thereof.

11.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.3 Schedules. Reliant may amend or supplement the Reliant Disclosure Schedule to this Agreement by delivering an amended or supplemented Reliant Disclosure Schedule to Oscient prior to the Closing, but no such amendment or supplement shall (i) relieve Reliant of any breach of this Agreement, and (ii) be deemed to constitute an admission by Reliant.

11.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.5 Entire Agreement. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

11.6 No Third Party Beneficiaries. Except as otherwise set forth under Article VIII, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

11.7 Waivers and Amendments; Non Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.8 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the internal laws of the State of New York without reference to New York conflict of law principles (other than Section 5-1401 of the General Obligations Law).

11.9 Consent to Jurisdiction; Venue. Each Party to this Agreement and the Parent irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of New York and of the United States sitting in the Borough of Manhattan, New York, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Agreements or any transaction contemplated hereby or thereby, and waives any objection based on forum non conveniens. Each Party further agrees that service of any process, summons,

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

notice or document by certified or registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.9.

11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES AND THE PARENT HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Available Remedies. Each Party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of the conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting Party to enforce performance of this Agreement by a breaching or defaulting Party, including, without limitation, to require the consummation of the Closing. It is understood and agreed that injury and damages incurred by any non-breaching and non-defaulting Party due to the breach or default of the other Party would be irreparable and not adequately compensable by monetary damages. Consequently, the non-breaching and non-defaulting Party will not have an adequate remedy at law for any failure by a breaching or defaulting Party to perform its obligations hereunder to consummate the transactions contemplated hereby.

11.12 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.13 Counterparts. The Parties and the Parent may execute this Agreement in one or more counterparts, and each fully executed counterpart, taken together, shall constitute an original.

11.14 Further Documents. Each of Oscient and Reliant shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby, including, without limitation, all instruments of sale, transfer, conveyance, assignment and confirmation as may be requested in order to more effectively transfer, convey and assign to Oscient and to confirm Oscient’s title to the Acquired Assets.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.15 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid, and shall be addressed as follows:

if to Reliant, to:	Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, NJ 07938
Attn: Chief Executive Officer
Facsimile: (908) 542-9405
with copies sent concurrently to:	Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, NJ 07938
Attn: Vice President of Legal Affairs and Secretary
Facsimile: (908) 542-9405

Latham & Watkins LLP
Sears Tower, Suite 5800
Chicago, IL 60606
Attention: Michael A. Pucker
Facsimile: (312) 993-9767
if to Oscient or Parent to:	Oscient Pharmaceuticals Corporation
1000 Winter Street, Suite 2200
Waltham, MA 02451
Attn: Chief Executive Officer
Facsimile: (781) 893-9535
with copies sent concurrently to:	Oscient Pharmaceuticals Corporation
1000 Winter Street, Suite 2200
Waltham, MA 02451
Attn: Legal
Facsimile: (781) 398-2530

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Patrick O’Brien
Facsimile: (617) 951-7050

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

11.16 Parent Guarantee of Payment and Performance. Parent hereby absolutely, irrevocably and unconditionally guarantees: (i) through the Closing (a) to cause Oscient to perform all of its obligations under this Agreement and the Other Agreements, and (b) the payment in full when due of all amounts required to be paid by Oscient under this Agreement

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and the Other Agreements (collectively, the “Guaranteed Obligations”), which Guaranteed Obligations include, without limitation, any payments owed by Oscient under Sections 3.1 and 3.2, Article VII and Article VIII of this Agreement. The obligations of Parent contained herein are primary, absolute and unconditional, and shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Oscient under this Agreement or any of the Other Agreements, or pursuit of any other right or remedy against Oscient through the commencement of legal proceedings or otherwise. With respect to its obligations hereunder, Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that Reliant exhaust any right, power or remedy or proceed first against any Person under this Agreement or any of the Other Agreements before pursuing recourse against Parent hereunder. Parent acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party or Reliant to Parent in the event the obligations of Oscient under this Agreement or any of the Other Agreements are amended or in any way modified, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Oscient as though the amended terms had been a part of under this Agreement or any of the Other Agreements, as applicable, from the original date of execution thereof.

Signature page follows.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

GUARDIAN II ACQUISITION CORPORATION

By:	/s/ Steven Rauscher
Name: Steven Rauscher
Title:

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Joseph Zakrewski
Name: Joseph Zakrewski
Title: Chief Operating Officer

OSCIENT PHARMACEUTICALS CORPORATION, for purposes of Sections 6.2, 7.13(b) and 11.16

By:	/s/ Steven Rauscher
Name: Steven Rauscher
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.